EXHIBIT 99.1

SLS International Reports First Quarter Results

Quarter-end Order Backlog Exceeding $2 Million Is Highest in Company's History

Best Buy Places Additional $1.6 Million in Orders

SPRINGFIELD, Mo.--(BUSINESS WIRE)--May 15, 2006--SLS International (Amex: SLS - News), a leading provider of premium quality sound systems for professional (recording studio, concert, etc.), cinema and home entertainment markets, today announced results for its 2006 first quarter ended March 31, 2006. The Company reported revenue of $970,497, an increase of 17.7% compared to $824,720 for the same period in 2005 due to increased demand for the Company's Cinema product series.

The Company reported a net loss from operations of $(3.1) million, compared to a net loss from operations of $(2.7) million in the year-earlier period. The increase in the net loss was a result of higher general and administrative resulting primarily from increased personnel and infrastructure in anticipation of the launch of the Q Line Gold Home Theater System in over 600 Best Buy stores this Spring. The 2006 net loss included a loss of $325,464 associated with the sale of the Company's corporate headquarters. SLS had a net loss available to common stockholders of $(3.4) million, or $(0.07) per share, compared to a net loss of $(4.9) million, or $(0.12) per share in the first quarter of 2005. The 2005 results included a charge of $3.2 million for a dividend associated with the beneficial conversion of preferred stock.

Other income (expense) decreased to net other expense of $322,293 in the 2006 first quarter as compared to net other income of $947,667 in the 2005 first quarter, primarily due to the loss on the sale of the Company's headquarters building in Ozark, Missouri, in the first quarter of 2006 and an $899,928 gain on the valuation of the D warrants in the first quarter of 2005.

On March 31, 2006, the Company had a backlog of orders of approximately $2.05 million, which included a $1.6 million order for the Q-Line Gold system from Best Buy and $450,000 in orders for its professional products. SLS had a backlog of orders of $150,000 as of March 31, 2005. The backlog at March 31, 2006, does not include $1.6 million in additional consignment orders from Best Buy.

"We made significant progress during the first quarter, positioning the Company for the launch of the Q-Line Gold Home Theater System as we continued to build product inventory and recognition to support the anticipated customer demand," said John Gott, SLS International's Chairman and Chief Executive Officer. "I am pleased to report that the Q-Line Gold System is now in 618 Best Buy stores throughout the country. While the initial response has been encouraging, we believe the product's appearance on the series finale of 'The Apprentice,' the popular reality show that stars Donald Trump and is produced by Mark Burnett Productions in association with Trump Productions LLC, will drive substantial interest and brand awareness. The series finale is scheduled to air on June 5. We have also been preparing for the launch of our newly developed ribbon driver noise-canceling headphones. In addition, sales of our Cinema Series loudspeaker systems have increased more than five-fold this year, as movie theaters increasingly recognize that our ribbon-driver technology provides a superior listening experience to digital surround sound, which represented the state-of-the-art technology for years. As retail consumers increasingly recognize the quality of our cutting-edge sound systems, like the commercial and professional markets have done for years, we believe it will fuel strong growth and demand for our innovative products."

About SLS

Based in Ozark, Mo., SLS International, Inc. is a 30-year-old manufacturer and developer of new proprietary patent-pending ultra-high fidelity Ribbon Driver loudspeakers, patented Evenstar Digital Amplifiers and sound systems for the commercial, home entertainment, professional and music markets. SLS has perfected the ribbon-driver technology enabling their loudspeakers to achieve exceptional inner detail and accuracy with 20% to 30% less distortion of typical compression driver and dome tweeters. SLS speakers and systems are used in high-profile venues such as NBC/MSNBC's 2002 and 2004 Olympics studios, the Recording Academy's Grammy Producers SoundTable events, and for the NAMM winter show, providing sound in the AVID Technology booth just to name a few. For more information, visit http://www.slsaudio.com.

Safe Harbor

Matters discussed in this press release contain forward-looking Statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words "anticipate," "believe," "estimate," "may," "intend," "expect" and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These include, but are not limited to, risks and uncertainties associated with the impact of economic, competitive and other factors affecting the Company and its operations, markets, product, and distributor performance, the impact on the national and local economies resulting from terrorist actions, and U.S. actions subsequently; and other factors detailed in reports filed by the Company with the Securities and Exchange Commission.

Contact:

CEOcast, Inc. for SLS International

Andrew Hellman, 212-732-4300